Exhibit 99.1

Beyond Air® Affiliate Beyond Cancer™ Doses Initial

Patient in First-in-Human Phase 1 Study of Ultra-

High Concentration Nitric Oxide Therapy at Tel Aviv

Sourasky Medical Center (Ichilov)

GARDEN CITY, N.Y. and HAMILTON, Bermuda, Aug. 23, 2022 – Beyond Cancer, Ltd., an affiliate of Beyond Air, Inc. (NASDAQ: XAIR) that is focused on developing ultra-high concentration nitric oxide (UNO) for the treatment of solid tumors, today announced that the first patient was treated in a first-in-human Phase 1 study to assess the safety and immune biomarkers of UNO therapy.

Ido Wolf, M.D., Head, Oncology Division, Tel Aviv Sourasky Medical Center, Professor of Oncology, Faculty of Medicine, Tel Aviv University, Head, National Israeli Council for Prevention, Diagnosis and Treatment of Malignant Diseases, commented, “UNO therapy is very promising given the local delivery and surprising speed and ease of administration. I am looking forward to completing this Phase I study and assessing the potential for efficacy.”

“We are proud to announce today the important milestone of advancing our UNO therapy into the clinic,” commented Selena Chaisson, CEO of Beyond Cancer. “This is a critical step in our mission to provide cancer patients a therapeutic option that may prevent metastases and end relapse. We anticipate initial clinical data from this trial in early 2023.”

Jedidiah Monson, M.D., Chief Medical Officer of Beyond Cancer, added, “This open-label, first-in-human, single administration, Phase I study is a promising advancement as a new approach towards treating solid tumors with nitric oxide. The study will evaluate the maximum tolerated dose (MTD), safety and immune biomarkers of UNO injection into solid tumors that are not amenable to or have failed standard treatment.”

“Once again the Beyond Air team executes, this time in collaboration with our Beyond Cancer colleagues. The team’s tireless efforts over the past three years have led us to this day,” stated Steve Lisi, Chairman and CEO of Beyond Air and Chairman of Beyond Cancer. “We will continue our rapid development to determine what role UNO therapy may play in the fight against solid tumors.”

The primary endpoints of the Phase 1 study are the incidence and characteristics of adverse events, serious adverse events, dose-limiting toxicities, and changes in safety parameters. The dose for future studies will be determined based on the MTD with additional consideration for all available safety and biomarker data. The secondary endpoints include standard efficacy measures of stable disease, partial response, complete response, overall response rate or confirmed disease progression status at the treatment site, as well as survival.

The Phase 1 clinical trial follows in vivo studies in which doses of UNO from 20,000 and 50,000 ppm led to increased recruitment of T cells and dendrocytes (50,000 ppm arm only) to the primary tumor. An elevated number of T cells and B cells were also detected in the spleen and blood 21 days following UNO treatment. In addition, at the same timepoint, a marked reduction in the number of myeloid derived suppressor cells was seen in the spleen.

About Nitric Oxide (NO)

Nitric Oxide (NO) is a powerful molecule, naturally synthesized in the human body, proven to play a critical role in a broad array of biological functions. Currently, exogenous inhaled NO is used in adult respiratory distress syndrome, post certain cardiac surgeries, and persistent pulmonary hypertension of the newborn to treat hypoxemia. Additionally, NO is believed to play a key role in the innate and adaptive immune system response and in vitro studies suggest that NO possesses broad-spectrum antimicrobial activity and anticancer properties.

About Beyond Cancer, Ltd.

Beyond Cancer, Ltd., an affiliate of Beyond Air, Inc., is a development-stage biopharmaceutical and medical device company utilizing ultra-high concentration nitric oxide (UNO) via a proprietary delivery platform to treat primary tumors and prevent metastatic disease. Nitric oxide at ultra-high concentrations has been reported to show anticancer properties and to potentially serve as a chemosensitizer and radiotherapy enhancer. A first-in-human study is underway in patients with solid tumors. The Company is conducting preclinical studies of UNO in multiple solid tumor models to inform additional treatment protocols. For more information, visit www.beyondcancer.com.

About UNO Therapy for Solid Tumors

Cancer is the second leading cause of death globally, with tumor metastases responsible for approximately 90% of all cancer-related deaths. Current cancer treatment modalities generally include chemotherapy, immunotherapy, radiation, and/or surgery. Ultra-high concentration Nitric Oxide (UNO) therapy is a completely new approach to preventing relapse or metastatic disease. In vitro murine data show that local tumor ablation with UNO stimulates an antitumor immune response in solid tumor cancer models. UNO has the potential to prevent relapse or metastatic disease with as little as a single 5-minute treatment and with limited toxicity or off-target effects.

About Beyond Air, Inc.

Beyond Air, Inc. is a medical device and biopharmaceutical company dedicated to harnessing the power of nitric oxide (NO) through its revolutionary NO Generator and Delivery System, LungFit®, that uses NO generated from ambient air to deliver precise amounts of NO to the lungs for the potential treatment of a variety of pulmonary diseases. The LungFit can generate up to 400 ppm of NO, for delivery either continuously or for a fixed amount of time and has the ability to either titrate dose on demand or maintain a constant dose. The Company has received FDA approval for its first system, LungFit PH to treat term and near-term neonates with hypoxic respiratory failure. Beyond Air is currently advancing its other revolutionary LungFit systems in clinical trials for the treatment of severe lung infections such as viral community-acquired pneumonia (including COVID-19), nontuberculous mycobacteria (NTM) and severe lung infections in other settings. Additionally, Beyond Cancer, an affiliate of Beyond Air, is investigating ultra-high concentrations of NO with a proprietary delivery system to target certain solid tumors in the pre-clinical setting.

For more information, visit www.beyondair.net

Forward Looking Statements

This press release contains “forward-looking statements” concerning the potential safety and efficacy of the ultra-high concentration nitric oxide product candidate, as well as its therapeutic potential in a number of indications; and the potential impact on patients and anticipated benefits associated with the ultra-high concentration nitric oxide product candidate. Forward-looking statements include statements about our expectations, beliefs, or intentions regarding our product offerings, business, results of operations, strategies or prospects. You can identify such forward-looking statements by the words “expects,” “plans,” “anticipates,” “believes” “expects,” “intends,” “looks,” “projects,” “goal,” “assumes,” “targets” and similar expressions and/or the use of future tense or conditional constructions (such as “will,” “may,” “could,” “should” and the like) and by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results as of the date they are made. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties that could cause our actual results to differ materially from any future results expressed or implied by the forward-looking statements. These forward-looking statements are only predictions and reflect our views as of the date they are made with respect to future events and financial performance. Many factors could cause our actual activities or results to differ materially from the activities and results anticipated in forward-looking statements, including risks related to: Beyond Cancer’s ability to raise additional capital; the timing and results of future pre-clinical studies and clinical trials concerning the ultra-high concentration nitric oxide product candidate; the potential that regulatory authorities, including the FDA and comparable non-U.S. regulatory authorities, may not grant or may delay approval for the ultra-high concentration nitric oxide product candidate; our approach to discover and develop novel drugs, which is unproven and may never lead to efficacious or marketable products; our and Beyond Cancer’s ability to fund and the results of further pre-clinical studies and clinical trials of our product candidates and the ultra-high concentration nitric oxide product candidate; obtaining, maintaining and protecting intellectual property utilized by our products; obtaining regulatory approval for products; competition from others using technology similar to ours and others developing products for similar uses; our dependence on collaborators; and other risks identified and described in more detail in the “Risk Factors” section of the Company’s most recent Annual Report on Form 10-K and other filings with the SEC, all of which are available on our website. We undertake no obligation to update, and we do not have a policy of updating or revising, these forward-looking statements, except as required by applicable law.

CONTACTS:

Corey Davis, Ph.D.

LifeSci Advisors, LLC

Cdavis@lifesciadvisors.com

(212) 915-2577

Matt Johnson, Head of Corporate Development & Strategy

Beyond Cancer, Ltd

mjohnson@beyondcancer.com